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                                                                   EXHIBIT 4.20

                                November 1, 2001

Mr. Donald W. Sapaugh
iExalt, , Inc.
12000 Aerospace Drive, Suite 375
Houston, Texas  77034

Mr. Donald Sapaugh
12000 Aerospace Drive, Suite 375
Houston, Texas  77034

PremierCare, LLC
12000 Aerospace Drive, Suite 375
Houston, Texas  77034

      Re: Amended and Restated Convertible Debenture dated effective February 15, 2001, executed by iExalt, Inc.("iExalt" or the "Company") in favor of Ignatius Leonards ("Leonards"), in the principal amount of $180,000, said debenture being convertible into fully paid and non-assessable shares of the common stock of iExalt, $0.01 par value, as more particularly described therein (the "Debenture");

            Amended and Restated Warrant dated effective February 15, 2001, issued by iExalt in the name of Leonards, pursuant to which Leonards may purchase up to 1,000,000 fully paid and non-assessable shares of the common stock of iExalt, $0.01 par value, at $0.11 per share (the "Warrant");

            Registration Rights Agreement dated as of February 15, 2001, by and between Leonards and iExalt (the "Registration Rights Agreement");

            Guaranty dated February 15, 2001, executed by Donald W. Sapaugh ("Sapaugh"), as guarantor, in favor of Leonards irrevocably guaranteeing the full and faithful payment and performance of the obligations of iExalt under the Debenture (the "Guaranty");

            Security Agreement dated February 15, 2001, executed by PremierCare, LLC ("PremierCare") as debtor, and Leonards, as secured party (the "Security Agreement") wherein PremierCare has granted Leonards a first lien and security interest in and to all existing and future accounts receivable and other property as more particularly described therein; and

            Ratification and Reaffirmation Agreement dated February 15, 2001, between Sapaugh, PremierCare, iExalt and Leonards (the "Ratification").


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            The above-described Debenture, Warrant, Registration Rights
            Agreement, Guaranty, Security Agreement and Ratification are incorporated by reference herein as if set forth verbatim.

Gentlemen:

      iExalt has requested that I loan the Company the sum of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00) (the "Loan") pending the sale by PremierCare of certain assets to UMC Ten Broeck, Inc. (the "Transaction"). I agree to loan the Company this amount on the following terms and conditions:

1. As a precondition to the funding of the Loan iExalt shall cause the Transaction documents to provide that all funds from the closing and funding of the Transaction will be deposited into a designated account at Planters Bank which will require the signatures of both Leonards and Sapaugh for any transaction. All proceeds of the Transaction will be deposited into such account.

2. As a further precondition to the funding of the Loan iExalt shall execute and deliver to Leonards a promissory note payable to the order of Leonards in the original principal amount of FIFTY THOUSAND AND NO/100 DOLLARS ($50,000.00), bearing interest at the rate of 14% per annum and being due and payable on the earlier to occur of i) the closing and funding of the Transaction or ii) per terms of the promissory note (the "Note").

      a. The Guaranty and Security Agreement are hereby amended to include the full and faithful performance of the Note as a part of the obligations secured thereby.

      b. All funds from the closing and funding of the Transaction will be released upon the full payment and satisfaction of the Note and payment of the sum of $3100.00 to Leonards as reimbursement of attorneys fees incurred by Leonards.

3. The Warrant is hereby amended to add an additional 500,000 fully paid and non-assessable shares of the common stock of the Company, $0.01 par value, to the "Warrant Shares", as defined in the Warrant. The Warrant is further hereby amended to reduce the "Exercise Price" as defined in the Warrant from $0.11 to $0.05 per Warrant Share.

4. The Debenture is hereby amended to reduce the "Conversion Price", as defined in the Debenture, from $0.11 to $0.05 per share.

5. The Registration Rights Agreement is hereby amended to reflect the addition of 500,000 shares of additional 500,000 fully paid and non-assessable shares of the common stock of the Company to the "Warrant Shares", as defined in the Warrant.

6. The Ratification is hereby amended to ratify and affirm the amendments to the Warrant, Debenture, Security Agreement and Guaranty made herein.


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7.    Except as specifically amended herein, all terms of the Debenture,
Warrant, Security Agreement, Registration Rights Agreement, Ratification and Guaranty shall remain in full force and effect. Specifically, but without limitation, all payments under the Debenture will be made as scheduled. Nothing in this agreement represents or shall be deemed or construed to represent any release or waiver of rights of Leonards under the Debenture, Warrant, Security Agreement, Registration Rights Agreement, Ratification and Guaranty.

8. At the request of Leonards, iExalt will immediately execute and deliver such other and further documents as requested by Leonards, including, but not limited to, an amended Warrant, amended Debenture, amend Registration Rights Agreement, amended Ratification, amended Guaranty and amended Security Agreement, as may in the sole determination of Leonards be necessary or appropriate to effectuate and evidence this agreement.

9. At the request of iExalt, Leonards will consider loaning additional funds up to a maximum of Two Hundred Thousand Dollars ($200,000.00) to iExalt upon the same terms and conditions as set forth herein. Such additional loan, if any, shall be made at the sole and complete discretion of Leonards and nothing in this letter agreement shall create or imply or be construed to create or imply any duty or obligation on the part of Leonards to make any additional loans whatsoever under any circumstances to iExalt.

If the foregoing is consistent with your understanding and agreement, please execute where indicated below. Upon execution of this letter agreement by all parties hereto, this letter agreement shall be a valid and binding agreement between the parties.

The parties hereto agree that this letter agreement may be executed in one or more counterparts each of which together shall constitute one and the same instrument. Furthermore, the parties agree that this letter agreement may be executed by the facsimile signature of any party hereto and any such facsimile signature shall be deemed an ink-signed original for all purposes.


                                          /s/ Ignatius Leonards
                                          ---------------------
                                          Ignatius Leonards

Agreed and Accepted:

iExalt, Inc.

/s/ Donald W. Sapaugh
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Donald W. Sapaugh, President

/s/ Donald W. Sapaugh
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Donald W. Sapaugh, Individually


PremierCare, LLC


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By: /s/ Charles Caperton
   -------------------------------
Name:  Charles Caperton
Title: President/COO


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